                            STOCK PURCHASE AGREEMENT              EXHIBIT 99.1



     This Agreement is entered into as of September 3, 1998 by Stericycle, Inc., a Delaware corporation with its principal executive offices at 1419 Lake Cook Road, Suite 410, Deerfield, Illinois ("Stericycle"), and Rethmann GmbH & Co. Verwaltungs-und Beteiligungs-KG, a German KG with its principal executive offices at Werner Strasse 95, D-59379 Selm, Germany ("Rethmann") and Lobbe Holding GmbH & Co., a German KG with its principal executive offices at Bernhard-Hulsmann-Weg 2, D-58644 Iserlohn, Germany ("Lobbe") (Rethmann and Lobbe together, "Sellers").

                                   Background

     A. Sellers own all of the issued and outstanding shares of stock of Waste Systems, Inc., a Delaware corporation with its principal executive offices at 910 Pierremont, Suite 312, Shreveport, Louisiana 71106 ("WSI"), consisting of 100 shares of common stock, no par value (the "WSI Shares")

     B. WSI is the majority stockholder of 3CI Complete Compliance Corporation, a Delaware corporation with its principal executive offices also at 910 Pierremont, Suite 312, Shreveport, Louisiana 71106 ("3CI").

     C. WSI owns 5,104,448 shares of 3CI's common stock, par value $.01 per share (the "3CI Common Stock"), representing 52.2% of the 9,778,825 shares of 3CI's common stock issued and outstanding as of July 24, 1998.

     D. WSI owns 7,750,000 shares of 3CI's preferred stock (the "3CI Preferred Stock"), consisting of 7,000,000 shares of 3CI's preferred stock designated as Series B Preferred Stock and 750,000 shares of 3CI's preferred Stock designated as Series C Preferred Stock.

     E. WSI has made various interest-bearing loans and non-interest bearing cash advances to 3CI which, as consolidated, reduced, modified and extended, are evidenced by a Revolving Promissory Note dated September 30, 1995, from 3CI to WSI, as amended (as amended, the "3CI Note") in the original principal amount of $8,000,000. The 3CI Note was originally due on December 31, 1996, but 3CI has requested and WSI has granted extensions of the maturity date, and the 3CI Note is now due on September 30, 1998. The principal balance of the 3CI Note as of June 30, 1998, as recorded on 3CI's books, was $4,898,699.

     F. WSI has an account receivable from 3CI (the "3CI Receivable") with a balance as of July 31, 1998, as recorded on 3CI's books, of $466,906.

     G. Stericycle desires to purchase all of the WSI Shares from Sellers, and


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Sellers desire to sell all of the WSI Shares to Stericycle, upon the terms and subject to the conditions of this Agreement.

     Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Certain capitalized terms used in this Agreement have been defined in the preceding provisions, and their definitions are incorporated by reference. In addition, the following terms have these meanings::

     CLOSING is defined in Section 3.1.

     CLOSING DATE means the date that Closing occurs.

     CLOSING DOCUMENTS means, in respect of a Party, the documents, instruments and agreements that it is required to execute, deliver and perform at Closing pursuant to the terms of this Agreement.

     CONSENT means any approval, consent, ratification, waiver or other authorization.

     CONTEMPLATED TRANSACTION means the transactions contemplated by this Agreement, i.e., (i) Stericycle's purchase of the WSI Shares from Sellers and Sellers' sale of the WSI Shares to Stericycle and (ii) the Parties' execution, delivery and performance of their respective Closing Documents.

     CONTRACT means any legally binding contract, agreement, obligation, promise or undertaking (whether written or oral, and whether express or implied).

     EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the related rules and regulations issued by the SEC.

     EXCLUSIVE NEGOTIATION AND FIRST REFUSAL RIGHTS means the rights, for a period of 60 days after the Closing Date:

                (a) to negotiate with Stericycle, on an exclusive basis, to purchase one or more regulated medical waste treatment units utilizing Stericycle's proprietary electro-thermal-deactivation technology for installation and operation in Germany; and

                (b) to match (i.e., a right of first refusal in respect of) any reasonable proposal to purchase one or more regulated medical waste treatment units



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     utilizing Stericycle's proprietary electro-thermal-deactivation technology, for installation and operation in Germany, that Stericycle may receive from any Person with whom it negotiated or had discussions prior to the date of this Agreement.

     GOVERNMENTAL BODY means (i) any federal, state, local, municipal, foreign or other government and (ii) any governmental or quasi-governmental body of any kind (including any administrative or regulatory agency, department, branch, commission or other entity).

     KNOWLEDGE means actual knowledge of a particular fact or other matter.

     LAW means any law, ordinance, code, regulation or rule of any Governmental Body or any principle or rule of common law.

     LIABILITY means any liability or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

     LISTED AGREEMENT means a Contract listed on the attached EXHIBIT A. The term "Listed Agreement" does not include:

         (a) any amendment, modification, supplement or extension of any Contract listed on the attached EXHIBIT A; or

         (b) any attachment, schedule or exhibit to any Contract listed on the attached EXHIBIT A; or

         (c) any document, agreement or other instrument incorporated by reference in or otherwise referred to by any Contract listed on the attached EXHIBIT A.

     LIEN means any lien, security interest, claim, community property interest, equitable interest, option, pledge, right of first refusal or other encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     MATERIAL ADVERSE EFFECT means, in respect of a Party or 3CI, an event or condition that causes a material adverse effect on its business, financial condition, results of operations or prospects, as the case may be, taken as a whole.

     NOTICE means any notice, demand, charge, complaint or other communication from any Person.

     ORDER means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation, injunction or subpoena entered or issued by any court, Governmental Body or arbitrator.


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     ORDINARY COURSE OF BUSINESS means, in respect of WSI or 3CI, an action taken by it which (i) is consistent with the its past practices and is taken in the ordinary course of normal day-to-day operations and (ii) is not required by applicable Law or its Organizational Documents to be authorized by its board of directors or stockholders.

     ORGANIZATIONAL DOCUMENTS means, in respect of a Party, WSI or 3CI, its certificate of incorporation and by-laws or other governing documents, each as amended to date.

     OTHER 3CI INTERESTS means, exclusive of the 3CI Common Stock, 3CI Preferred Stock, 3CI Note and 3CI Receivable, (i) all of WSI's other interests, if any, in or relating to 3CI (including, but not limited to, any security interest in or mortgage on 3CI's assets granted by 3CI as security for its payment of the 3CI Note or 3CI Receivable (or both)), (ii) all of WSI's claims, rights and causes of action of any kind against 3CI and (iii) all of WSI's rights arising from or in respect of its ownership of the 3CI Common Stock, 3CI Preferred Stock, 3CI Note or 3CI Receivable (for example, antidilution rights under any settlement agreement or other Contract).

     PARTY means Stericycle or either Seller, and PARTIES means Stericycle and Sellers.

     PERMIT means any approval, consent, license, permit, registration, certificate, waiver or other authorization issued, granted or otherwise made available by any Governmental Body.

     PERSON means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Body.

     PURCHASE PRICE is defined in Section 2.1.

     SEC means the U.S. Securities and Exchange Commission.

     SECURITIES ACT means the Securities Act of 1933, as amended, and the related rules and regulations issued by the SEC.

     SUIT means any action, suit, proceeding, arbitration, audit, hearing or investigation (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Body or arbitrator.

     THREATENED means, in respect of a Suit, that Notice has been given, or another event has occurred or any other circumstance exists, that would lead a prudent individual to conclude that the Suit is likely to be initiated or otherwise pursued in the future.



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     3CI INTERESTS means the 3CI Common Stock, 3CI Preferred Stock, 3CI Note,
3CI Receivable and Other 3CI Interests.

     3CI SECURITIES FILINGS is defined in Section 4.8.

                                   ARTICLE 2

                                 PURCHASE PRICE

     2.1 PURCHASE PRICE. At Closing, Sellers shall sell and transfer the WSI Shares to Stericycle, and Stericycle shall purchase the WSI Shares from Sellers on the terms and subject to the conditions of this Agreement. The purchase price for the WSI Shares (the "Purchase Price") shall be (i) $10,000,000 in cash, one-half of which shall be paid to each Seller, and (ii) the grant to Sellers on a joint basis of Exclusive Negotiation and First Refusal Rights.

     2.2 PAYMENT. At Closing, Stericycle shall pay the cash portion of the Purchase Price to Sellers by wire transfer to each Seller of $5,000,000 in immediately available funds in accordance with the wire transfer instructions on the attached EXHIBIT B.

                                   ARTICLE 3

                                    CLOSING

     3.1 CLOSING. Closing of the Contemplated Transaction ("Closing") shall take place at 10:00 a.m. Houston time as soon as practicable, but in no event later than September 30, 1998 at the offices of Sellers' American counsel, Baker & Botts, L.L.P., One Shell Plaza-910 Louisiana, Houston, Texas 77002, or at other place, or in any other manner (e.g., the exchange of signed documents by overnight courier service), that the Parties may agree on.

     3.2 CLOSING EVENTS. At Closing, the following events shall take place, all of which shall be considered to take place concurrently:

         (a) DELIVERIES BY SELLERS. Sellers shall make the following deliveries to Stericycle:

             (1) Sellers shall deliver the certificates representing the WSI Shares on WSI's stock transfer books, duly endorsed for transfer to Stericycle (or accompanied by duly executed stock powers);

             (2) Sellers shall deliver (i) the certificate or certificates registered in WSI's name representing the 3CI Common Stock and 3CI Preferred Stock on 3CI's stock transfer books and (ii) the 3CI Note;



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             (3) Sellers shall deliver the resignations, effective as of the
         Closing Date, of the incumbent officers and directors of WSI;

             (4) Sellers shall deliver the resignations, effective as of the Closing Date, of Dr. Werner Kook, Jurgen Thomas and Dr. Clemens Pues as directors of 3CI;

             (5) Sellers shall deliver a certificate, signed by a duly authorized officer of each Seller, certifying to Stericycle that the representations and warranties in Article 4 are true and correct in all material respects at Closing as if made at and as of Closing;

             (6) each Seller shall deliver either the opinion of its German counsel, addressed to Stericycle and dated as of the Closing Date,or such other assurances and evidence as are customary under German Law and satisfactory to Stericycle in its reasonable judgment from an American business perspective, to the effect that: (i) it is duly organized as a KG or GmbH under German Law; (ii) its execution, delivery and performance of this Agreement was duly authorized by all corporate or partnership action required under its Organizational Documents and does not violate any applicable German Laws or Orders; and (iii) the officer or officers signing this Agreement on its behalf and all Closing Documents in its name was duly authorized to do so;

             (7) Sellers shall deliver any other documents and instruments that Stericycle or its counsel reasonably request.

   All documents and instruments delivered pursuant to this Section shall be in a form approved by Stericycle on the advice of its counsel.

         (b) DELIVERIES BY STERICYCLE. Stericycle shall make the following deliveries to Sellers:

             (1) Stericycle shall make the wire transfers to Sellers required to be made under Section 2.2;

             (2) Stericycle shall deliver its written grant to Sellers on a joint basis of Exclusive Negotiation and First Refusal Rights;

             (3) Stericycle shall deliver a copy, certified to Sellers as true and correct by a duly authorized officer of Stericycle, of resolutions duly adopted by its board of directors authorizing Stericycle's execution, delivery and performance of this Agreement;

             (4) Stericycle shall deliver a certificate, signed by a duly authorized officer of Stericycle, certifying to Sellers that the representations and




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         warranties in Article 5 are true and correct in all material respects at Closing as if made at and as of Closing;

             (5) Stericycle shall deliver an incumbency certificate, signed by a duly authorized officer of Stericycle and containing a specimen signature or signatures, regarding the officer or officers of Stericycle signing all Closing Documents delivered in its name;

             (6) Stericycle shall deliver an opinion of its counsel, Johnson and Colmar, dated as of the Closing Date, to the effect that: (i) Stericycle is duly organized as a corporation under Delaware Law; (ii) its execution, delivery and performance of this Agreement was duly authorized by all corporate action required under its Organizational Documents and does not violate any applicable Laws or Orders; and (iii) the officer or officers signing this Agreement on its behalf and all Closing Documents in its name was duly authorized to do so; and

             (7) Stericycle shall deliver any other documents and instruments that Sellers or their American counsel reasonably request.

     All documents and instruments delivered pursuant to this Section shall be in a form approved by Sellers on the advice of their American counsel, Baker & Botts, L.L.P.

                                   ARTICLE 4

                    SELLERS' REPRESENTATIONS AND WARRANTIES

     In order to induce Stericycle to enter into this Agreement, Sellers jointly and severally represent and warrant to Stericycle that, except for any fact or matter contained in or disclosed by any Listed Agreement, the statements in this
Article 4 are true and correct in all material respects as of the date of this Agreement, and will be true and correct in all material respects at Closing as if made at and as of Closing:

     4.1 SELLERS.

         (a) Each Seller has the corporate or partnership right, power, authority and capacity to execute and deliver this Agreement and its Closing Documents and to perform its obligations under this Agreement and its Closing Documents. Each Seller's execution, delivery and performance of this Agreement and its Closing Documents has been duly authorized by all necessary corporate or partnership action.

         (b) This Agreement constitutes, and upon each Seller's execution and delivery of its Closing Documents, each of its Closing Documents will constitute, a legal, valid and binding obligation of each Seller, enforceable



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     against it under both American and German Law in accordance with its terms
     (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

        (c) Each Seller is a KG duly organized, validly existing and in good standing under the Laws of Germany, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all material Contracts relating to WSI or 3CI to which it is a party.

     4.2 WSI SHARES.

         (a) WSI's authorized capital stock consists of 100 shares of common stock, no par value, and the WSI Shares constitute all of WSI's issued and outstanding shares. Each Seller is the owner of record, beneficial owner and holder of one-half of the WSI Shares (i.e., 50 shares of WSI's common stock, no par value), free and clear of any Liens other than restrictions on transfer under the Securities Act and state securities Laws.

         (b) All of the WSI Shares are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the Securities Act or any other Law.

         (c) There are no options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which WSI or either Seller is party or by which WSI or either Seller is bound providing for the issuance of any equity or other securities of WSI or (with the exception of this Agreement) for the purchase or sale of any WSI Shares. There are no shareholders agreements, buy-sell agreements, voting trusts, pledge agreements or other Contracts relating to the voting or disposition of any of the WSI Shares.

     4.3 NO VIOLATION. Neither Sellers' execution, delivery and performance of this Agreement nor the consummation the Contemplated Transaction will, either directly or indirectly (and with or without Notice or the passage of time or both):

         (a) violate or conflict with any Organizational Document of either Seller or WSI or 3CI or any resolution adopted by the board of directors or stockholders of either Seller or WSI or 3CI;

         (b) result in a breach of or default by either Seller or WSI or 3CI under any material Contract;

         (c) result in the imposition or creation of a Lien upon any of the 3CI Interests or any of the assets of 3CI;


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         (d) violate or conflict with, or give any Governmental Body or other
     Person the right to challenge the Contemplated Transaction or to obtain any other relief under, any Law or Order to which either Seller or WSI or 3CI is subject; or

         (e) violate or conflict with, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit issued to or held by 3CI.

     4.4 NO CONSENT REQUIRED. Neither Sellers' execution, delivery and performance of this Agreement nor the consummation of the Contemplated Transaction require any Notice to, filing with, Permit from or other Consent of any Governmental Body or other Person.

     4.5 NO SUITS. There is no pending or, to Sellers' Knowledge, Threatened Suit that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.

     4.6 3CI INTERESTS OF WSI.

         (a) WSI is the owner of record, beneficial owner and holder of the 3CI Common Stock and 3CI Preferred Stocks, free and clear of any Liens other than restrictions on transfer under the Securities Act and state securities Laws.

         (b) The 3CI Common Stock and 3CI Preferred Stock are duly authorized, validly issued and fully paid and nonassessable, and were not issued in violation of the Securities Act or any other Law.

         (c) The 3CI Preferred Stock constitutes all of 3CI's issued and outstanding shares of preferred stock.

         (d) There are no shareholders agreements, buy-sell agreements, voting trusts, pledge agreements or other Contracts relating to or affecting the voting or disposition of the 3CI Common Stock or 3CI Preferred Stock.

         (e) WSI is the owner and holder of the 3CI Note, free and clear of any Liens. The 3CI Note was duly authorized and issued by 3CI and evidences bona fide indebtedness of 3CI to WSI for loans and cash advances that WSI actually made to 3CI. The unpaid balance of and accrued interest due under the 3CI Note is correctly stated on 3CI's books and records in the recorded amounts.

         (f) WSI is owner of the 3CI Receivable, free and clear of any Liens. The 3CI Receivable represents bona fide indebtedness of 3CI to WSI for expenses that WSI actually incurred on 3CI's behalf or cash advances that WSI actually made to 3CI. The balance of the 3CI Receivable is correctly stated on 3CI's books


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     and records in the recorded amount.

     4.7 WSI FINANCIAL CONDITION. As of Closing, WSI's assets shall consist of the 3CI Interests, and its Liabilities shall not exceed $100,000.

     4.8 SEC FILINGS. To Sellers' Knowledge (after, among other things, due inquiry of each of WSI's officers and directors and 3CI's principal officers):

         (a) since December 31, 1994, 3CI has filed with the SEC all registration statements, reports on Form 10-K, 10-Q and 8-K, proxy statements and information statements, and other documents that it was required to file under the Securities Act or the Exchange Act (the "3CI SEC Filings");

         (b) as of their respective dates of filing with the SEC, none of the 3CI SEC Filings contained an untrue statement of a material fact or omitted to state any material fact necessary to make any statement of a material fact that it contained, in light of the circumstances in which made, not misleading; and

         (c) when filed with the SEC, each of the 3CI SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable.

     4.9 ABSENCE OF CERTAIN CHANGES. To Sellers' Knowledge (after, among other things, due inquiry of each of WSI's officers and directors and 3CI's principal officers):

         (a) since December 31, 1997, 3CI has not has engaged in any transaction outside of its Ordinary Course of Business (except as disclosed in any 3CI SEC Filing prior to the date of this Agreement);


         (b) since December 31, 1997, no event has occurred or condition has existed which has had a Material Adverse Effect on 3CI (except as disclosed in any 3CI SEC Filing prior to the date of this Agreement); and

         (c) since December 31, 1997, no event has occurred or condition has existed which has specific application to 3CI (other than general economic or industry conditions) and which reasonably would be expected to have a Material Adverse Effect on 3CI in the future.

     4.10 DISCLOSURE.

         (a) To Sellers' Knowledge, no representation and warranty of Sellers in this Article 4 contains an untrue statement or omits to state any material fact necessary to make any statement in the representation and warranty, in light of the circumstances in which made, not misleading.


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         (b) To Sellers' Knowledge, no Notice given pursuant to Section 6.3 will contain an untrue statement or omit to state any material fact necessary to make any statement in the Notice, in light of the circumstances in which made, not misleading.

                                   ARTICLE 5

                  STERICYCLE'S REPRESENTATIONS AND WARRANTIES

     In order to induce Sellers to enter into this Agreement, Stericycle represents and warrants to Sellers that the statements in this Article 5 are true and correct in all material respects as of the date of this Agreement, and will be true and correct in all material respects on the Closing Date as if made at and as of Closing:

     5.1 AUTHORITY. Stericycle has the corporate right, power, authority and capacity to execute and deliver this Agreement and its Closing Documents and to perform its obligations under this Agreement and its Closing Documents. Stericycle's execution, delivery and performance of this Agreement and its Closing Documents has been duly authorized by all necessary corporate action.

     5.2 ENFORCEABILITY. This Agreement constitutes, and upon Stericycle's execution and delivery of its Closing Documents, each of its Closing Documents will constitute, a legal, valid and binding obligation of Stericycle, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies).

     5.3 ORGANIZATION. Stericycle is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

     5.4 NO VIOLATION. Neither Stericycle's execution, delivery and performance of this Agreement nor the consummation the Contemplated Transaction will, either directly or indirectly (and with or without Notice or the passage of time or both):

         (a) violate or conflict with any Organizational Document of Stericycle or any resolution adopted by its board of directors or stockholders;

         (b) result in a breach of or default by Stericycle under any Contract;
     or

         (c) violate or conflict with, or give any Governmental Body or other Person the right to challenge the Contemplated Transaction or to obtain any other relief under, any Law or Order to which Stericycle is subject.


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     5.5 NO CONSENT REQUIRED. Except for post-Closing reports and disclosures to comply with applicable securities Laws, neither Stericycle's execution, delivery and performance of this Agreement nor the consummation of the Contemplated Transaction require any Notice to, filing with, Permit from or other Consent of any Governmental Body or other Person.

     5.6 NO SUITS. There is no pending or, to Stericycle's Knowledge, Threatened Suit that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.

     5.7 INVESTMENT EXPERIENCE AND INTENT.

         (a) Stericycle is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Stericycle has the business and financial experience to give it the capacity to protect its own interests in connection with a purchase of the WSI Shares.

         (b) Stericycle is acquiring the WSI Shares for its own account as principal, for investment purposes, and not with a present view to the further sale or distribution of the WSI Shares.

         (c) Stericycle acknowledges that its purchase of the WSI Shares will not have been registered under the Securities Act or registered or qualified under any state securities Laws in reliance by Sellers on specific exemptions from registration or qualification that may depend upon, among other things, the bona fide nature of Stericycle's investment intent.

         (d) Stericycle acknowledges that the WSI Shares may have to be held indefinitely and may not be sold, transferred or otherwise disposed of unless the sale or other disposition is covered by an effective registration statement under the Securities Act and applicable state securities Laws or is exempt from registration.

         (e) Stericycle acknowledges that, on the basis of the 3CI SEC Filings and the information about WSI and 3CI available to it pursuant to Section 6.2, Stericycle will have had access to and will have acquired sufficient information about WSI to reach an informed and knowledgeable decision to acquire the WSI Shares.

     5.8 FINANCIAL CAPACITY. Stericycle will have the financial capacity as of the Closing Date to satisfy its financial obligations under Sections 2.2 and 3.2(b)(1).

     5.9 DISCLOSURE. To Stericycle's Knowledge, no representation and warranty of Stericycle in this Article 5 contains an untrue statement or omits to state any material fact necessary to make any statement, in light of the circumstances in



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which made, not misleading.

                                   ARTICLE 6

                            EVENTS PRIOR TO CLOSING

     6.1 CONDUCT OF BUSINESS. Pending Closing (to-wit, from the date of this Agreement until Closing), Sellers shall cause WSI to operate, and shall cause WSI to cause 3CI to operate, only in the Ordinary Course of Business (except, in the case of WSI, for distributions, payments and other transfers by WSI necessary to avoid any inaccuracy in or breach of Sellers' representation and warranty in Section 4.7).

     6.2 ACCESS TO INFORMATION. Pending Closing, Sellers shall cause WSI, and shall cause WSI to cause 3CI, (i) to give Stericycle and its representatives access during normal business hours (but without unreasonable interference with operations) to the respective offices and facilities and books and records and other documents of WSI and 3CI, (ii) to make the principal officers of WSI and 3CI and key employees of 3CI agreed to by Stericycle and Sellers available for questioning and (iii) otherwise cooperate with Stericycle in its due diligence activities. Sellers shall cause WSI to cause 3CI to furnish Stericycle and its representatives with all information and copies of all documents that Stericycle and its representatives reasonably request in accordance with the confidentiality agreement between 3CI and Stericycle that they entered into in August 1998.

     6.3 NOTICE OF DEVELOPMENTS. Pending Closing, Sellers shall promptly give Notice to Stericycle of: (i) any fact or circumstance of which Sellers become aware that causes or constitutes a material inaccuracy in or material breach of any of their representations and warranties in Article 4 as of the date of this Agreement; (ii) any fact or circumstance of which Sellers become aware that would cause or constitute a material inaccuracy in or material breach of any of their representations and warranties in Article 4 if their representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or (iii) the occurrence of any event that may make satisfaction of the conditions in Sections 7.1(b) and (c) impossible or unlikely.

     6.4 NO NEGOTIATIONS. Pending Closing, Sellers shall not and shall cause WSI not to directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, consider the merits of any unsolicited inquiries or proposals from, or enter into any Contract with, any Person relating to the sale of all or any of the WSI Shares or 3CI Interests. In this regard, and subject to Section 6.6 and the Agreed Order entered on August 14, 1998 in Case No. 95-024912 (269th Judicial District, Harris County, Texas), Sellers shall cause WSI to inform 3CI of WSI's concern that the following actions could have a detrimental effect on the Contemplated Transaction: (i) entering into any new confidentiality agreement after the date of this Agreement or (ii) providing any additional confidential information after the date of this Agreement, pursuant to a confidentiality agreement that 3CI signed prior to the date of this Agreement, (A) relating to customer accounts, customer identities, route structures or key employees or
(B) without the prior approval of WSI, any other confidential information. WSI shall (i) promptly notify all parties with whom WSI or, to its Knowledge, 3CI has entered into a confidentiality agreement of the Contemplated Transaction,
(ii) cooperate with Stericycle in a joint press release regarding the Contemplated Transaction and (iii) make any filings with the SEC required as a result of entering into this Agreement.

     6.5 ETD WASTE TREATMENT UNITS.  Pending Closing, Stericycle shall not:

         (a) accept any proposal to purchase one or more regulated medical waste treatment units utilizing Stericycle's proprietary electro-thermal-deactivation technology, for installation and operation in Germany, that Stericycle may receive from any Person with whom it negotiated or had discussions prior to the date of this Agreement; or

         (b) enter into negotiations or discussions with any Person with whom it had not negotiated or had discussions prior to the date of this for the sale of one or more regulated medical waste treatment units Agreement utilizing Stericycle's proprietary electro-thermal-deactivation technology for installation and operation in Germany.

     6.6 FIDUCIARY OBLIGATIONS OF 3CI DIRECTORS. Any obligation of Sellers under this Article 6 or Section 9.3 to cause WSI to cause 3CI to take, or not to take, a specified action shall be subject to the fiduciary obligations of 3CI's board of directors.

     6.7 WSI FINANCIAL STATEMENTS. WSI shall direct its accountants, Hanke, Green & Stein, to prepare (i) audited financial statements for WSI for 1997 and 1996 in conformity with U.S. generally accepted accounting principles consistently applied and (ii) unaudited interim condensed financial statements for the six-month periods ended June 30, 1998 and 1997 in conformity with U.S. generally accepted accounting principles consistently applied (including all adjustments considered necessary for a fair presentation of WSI's financial position and results of operation). WSI shall direct its accountants to prepare these audited financial statements and unaudited interim condensed financial statements as soon as possible. WSI shall also request its accountants (i) to consent to references to them and to the use of their reports in connection with the audited financial statements for WSI for 1997 and 1996 in any reports that Stericycle may file with the SEC under the Exchange Act and in any registration statements that Stericycle may file with the SEC under the Securities Act (including, but not limited to, the Registration Statement on Form S-3 that Stericycle filed on August 4, 1998, as it may be amended [Registration No. 333-60591],) and (ii) to provide any "comfort" letter to the underwriters that they may require in connection with Stericycle's underwritten public offering pursuant to the Registration Statement on Form S-3 that it filed on August 4, 1998. Stericycle shall be responsible for payment of the reasonable accounting fees of Hanke, Green & Stein for their services described in this Section.

                                   ARTICLE 7

                             CONDITIONS TO CLOSING


     7.1 STERICYCLE'S CONDITIONS. Stericycle's obligation to purchase the WSI Shares and to take the other actions required to be taken by Stericycle at Closing is subject to the satisfaction of each of the following conditions prior to or at Closing:

         (a) Stericycle shall be reasonably satisfied with the results disclosed by its due diligence activities relating to the business, financial condition, results of operations and prospects of WSI and 3CI, and in this regard, no Liability or obligation directly or explicitly incurred, assumed or imposed on 3CI or WSI in any of the Listed Agreements shall provide a basis for Stericycle's not being reasonably satisfied with the results disclosed by its due diligence activities;

         (b) there was no material inaccuracy in or material breach of any of Sellers' representations and warranties in Article 4 as of the date of this Agreement, and there would be no material inaccuracy in or material breach of any of Sellers' representations and warranties if they were made again at and as of Closing;

         (c) Sellers have performed in all material respects all of their obligations under this Agreement that they are required to perform prior to or at Closing;

         (d) since the date of this Agreement, no Suit has been initiated or Threatened that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction;

         (e) no claim has been asserted or threatened by any Person that he or she (or it) (i) is the holder or beneficial owner of or has a right to acquire or obtain beneficial ownership of any of the WSI Shares or the 3CI Interests or (ii) is entitled to all or a portion of the Purchase Price; and

         (f) Stericycle's consummation of the Contemplated Transaction will not violate any Law enacted, adopted or formally proposed or introduced since the date of this Agreement, or any Order entered or issued since the date of this Agreement, to which Stericycle is or will become subject.

Stericycle may waive any condition specified in this Section 7.1 by a written waiver at any time prior to or at Closing.

     7.2 SELLERS' CONDITIONS. Sellers' obligation to sell the WSI Shares and to take the other actions required to be taken by Sellers at Closing is subject to the satisfaction of each of the following conditions prior to or at Closing:

         (a) there was no material inaccuracy in or material breach of any of Stericycle's representations and warranties in Article 5 as of the date of this Agreement, and there would be no material inaccuracy in or material breach of any of Stericycle's representations and warranties if they were made again at and as of Closing;

         (b) Stericycle has performed in all material respects all of its obligations under this Agreement that it is required to perform prior to or at Closing;

         (c) since the date of this Agreement, no Suit has been initiated or Threatened that challenges or seeks damages or other relief in connection with the Contemplated Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction; and

         (d) Sellers' consummation of the Contemplated Transaction will not violate any Law enacted, adopted or formally proposed or introduced since the date of this Agreement, or any Order entered or issued since the date of this Agreement, to which Sellers are or will become subject.

                                  ARTICLE 8

                                 TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may be terminated prior to Closing:

         (a) by Stericycle, upon Notice to Sellers, if Sellers breach or default in the performance of any material obligation under this Agreement and Stericycle does not waive the breach or default;

         (b) by Sellers, upon Notice to Stericycle, if Stericycle breaches or defaults in the performance of any material obligation under this Agreement and Sellers do not waive the breach or default;

         (c) by Stericycle, upon Notice to Sellers, if (i) any of the conditions in Section 7.1 is not satisfied as of Closing or (ii) satisfaction of any condition in Section 7.1 is or becomes impossible (other than as a result of Stericycle's failure to perform its obligations under this Agreement), and Stericycle does not waive satisfaction of the condition;

         (d) by Sellers, upon Notice to Stericycle, if (i) any of the conditions in Section 7.2 is not satisfied as of Closing or (ii) satisfaction of any condition in Section 7.2 is or becomes impossible (other than as a result of Sellers' failure to perform their obligations under this Agreement), and Sellers do not waive satisfaction of the condition; or


         (e) by written agreement of the Parties.

     8.2 EFFECT OF TERMINATION. The Parties' respective rights of termination under Section 8.1 are in addition to any other rights that the Parties may have under this Agreement or otherwise, and the exercise of any right of termination shall not be considered an election of remedies.


                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 EXPENSES. Each Party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and consummation of the Contemplated Transaction (including any fees, commissions or similar payments due to any broker, finder or agent acting on the Party's behalf).

     9.2 SURVIVAL OF REPRESENTATIONS. The Parties' respective representations and warranties in Articles 4 and 5 shall survive Closing. Sellers' representations and warranties in Sections 4.1, 4.2 and 4.6(a), and Stericycle's representations and warranties in Section 5.1 and 5.7, shall continue in force indefinitely. All other representations and warranties in Articles 4 and 5 shall expire on the first anniversary of the Closing Date.

     9.3 PUBLICITY. Except in the case of a disclosure by a Party which, in the opinion of its counsel, is required by applicable securities Laws (and then only with prior Notice and a reasonable opportunity to comment by the other Party), neither Party shall make any public announcement or engage in any other publicity prior to Closing regarding this Agreement or the Contemplated Transaction. In the event of any such public disclosure, the Parties shall use their best efforts to coordinate their respective securities Law filings or other public announcements. Stericycle shall cause its directors, officers, employees, agents and advisors, and Sellers shall cause WSI to cause its directors, officers, employees, agents and advisors and those of 3CI, to keep the fact of negotiations by the Parties and the existence of this Agreement confidential.

     9.4 CONFIDENTIALITY. Pending Closing, Stericycle shall maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and use only for the purposes contemplated by this Agreement, all written, oral or other information obtained in confidence from Sellers,WSI or 3CI in connection with this Agreement or consummation of the Contemplated Transaction. If the Contemplated Transaction is not consummated, Stericycle shall return or destroy so much of this information as exists in written or tangible form as Sellers reasonably requests.

     9.5. NOTICES. All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, telecopier or personal delivery, as follows:

          (a) if to Stericycle, to:

                    Stericycle, Inc.
                    1419 Lake Cook Road
                    Suite 410
                    Deerfield, Illinois 60015
                    Attention:  Mr. Mark C. Miller
                                President and Chief Executive Officer
                    Telecopier: (847) 945-6583

              with a required copy to:

                    Johnson and Colmar
                    300 South Wacker Drive
                    Suite 1000
                    Chicago, Illinois 60606
                    Attention:  Mr. Craig P. Colmar
                    Telecopier: (312) 922-9283


          (b) if to Sellers, to:

                    Rethmann GmbH & Co. Verwaltungs-und Beteiligungs-KG Werner Strasse 95
                    D-59379 Selm
                    Germany
                    Attention: Mr. Reinhard Lohmann, General Manager
                               Mr. Klaus Rohmann
                    Telecopier:

                    Lobbe Holding GmbH & Co.
                    Bernhard-Hulsmann-Weg 2
                    D-58644 Iserlohn
                    Germany
                    Attention: Mr. Gustav Dieter Edelhoff, General Manager
                    Telecopier:

              with a required copy to:

                    Baker & Botts, L.L.P.
                    One Shell Plaza
                    910 Louisiana

                     Houston, Texas 77002
                     Attention:  Messrs. Charles Szalkowski
                                   and Brian P. Fenske
                     Telecopier: (713) 229-1522

All Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service, telecopier or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party may change its address for purposes of this Agreement by Notice in accordance with this Section 9.5.

     9.6 WAIVER. The failure or any delay by any Party in exercising any right under this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing signed by the Party to be charged with the waiver, and no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given.

     9.7 ENTIRE AGREEMENT. This Agreement constitutes the complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

     9.8 ASSIGNMENT. No Party may assign any of its rights under this Agreement without the other Party's prior written consent, with the exception that Stericycle, without being released from any of its obligations under this Agreement, may assign any of its rights to a wholly-owned subsidiary.

     9.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

     9.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent that it is not held invalid or unenforceable.

     9.11 CAPTIONS. The captions of articles and sections of this Agreement are for convenience only and shall not affect this the construction or interpretation of this Agreement.

     9.12 CONSTRUCTION. All references in this Agreement to "Article," "Section" or

"Sections" refer to the corresponding article, section or sections of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All dollar amounts in this Agreement are in United States dollars.

     9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

     9.14 GOVERNING LAW. This Agreement shall be governed by the Laws of the State of Delaware without regard to conflicts of law principles.

     9.15 BINDING EFFECT. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective successors and permitted assigns.

     In witness, the Parties have executed this Agreement.


                                  STERICYCLE, INC.



                                  By  /s/ Mark C. Miller
                                    --------------------------------
                                      Mark C. Miller
                                      President and Chief Executive Officer


                                  RETHMANN GMBH & CO. VERWALTUNGS-UND
                                  BETEILIGUNGS-KG



                                  By   /s/ Reinhard Lohmann
                                    --------------------------------
                                       Reinhard Lohmann
                                       General Manager


                                  By   /s/ Klaus Rohmann
                                    --------------------------------
                                       Klaus Rohmann
                                       Controlling Manager


                                  LOBBE HOLDING GMBH & CO.



                                  By   /s/ Gustav Dieter Edelhoff
                                    --------------------------------
                                       Gustav Dieter Edelhoff
                                       General Manager

                                                                       EXHIBIT A


                               LISTED AGREEMENTS



                                   [Omitted]

                                                                       EXHIBIT B


                           WIRE TRANSFER INSTRUCTIONS



                                   [Omitted]